EXHIBIT 99.1

For Immediate Release

Contact:	Ben Jennings, CEO Panamera Holdings Corporation ceo@panameraholdings.com

Panamera Holdings Corporation Acquires Arsham Aluminum Alloys, LLC

Transaction launches Panamera’s aluminum smelting operations

HOUSTON, March 29, 2022 – Panamera Holdings Corporation (OTC: PHCI) today announced the execution of a binding letter of intent to acquire Houston-based Arsham Aluminum Alloys, LLC from Mid-Continent Metals Group, LLC. Under the letter of intent, Arsham will merge with Panamera as a wholly owned subsidiary by means of a share exchange agreement. The transaction is scheduled to close in April 2022.

Panamera Holdings will become the leading secondary smelter of aluminum in the Southwest Region of the United States through the acquisition of Arsham Aluminum Alloys, LLC. A solid foundation for Panamera’s growth trajectory will be established with the acquisition of Arsham. Panamera’s near-term expansion plans will focus on the Gulf Coast, Midwest, and the South-Central United States.

Over the past eighteen months, significant investment has been made to modernize the equipment and plant of Arsham Aluminum Alloys and to expand its executive team. The company now is uniquely positioned to execute its business plan and is ideally situated to service the non-ferrous needs of the automotive, construction, aviation, aerospace, and equipment markets.

The Aluminum Association estimates North American consumption of secondary aluminum to be over 10.0 billion pounds annually. In 2021, it estimated North American aluminum demand to have grown by 7.7%, outpacing US GDP growth of 5.7%.

The time has come to “Reimagine Recycling through Innovation and Integrity.” The Panamera business model is the product of thoughtful analysis, technological expertise, and industry experience. The Arsham acquisition will be the first step in the implementation of this model. Panamera anticipates partnerships and acquisitions with firms that share its commitment to safeguarding the environment, conserving natural resources, developing its team of professionals, promoting industry relationships, and contributing to the communities where it operates.

T. Benjamin Jennings (Chairman, CEO), a 30-year veteran of the metals and waste industries, has again assembled a formidable team with a diversity of disciplines and expertise. Jennings has enjoyed a stellar track record of investing in the metals recycling and waste management industries. The Panamera team stands poised to capitalize on organic growth and strategic acquisitions in order to drive equity value through superior vertically and horizontally integrated operations.

Jennings, an ardent believer in metals and waste recycling, stated: “We have an extensive pipeline of opportunities, but our core strength comes from our people and their commitment to building shareholder value through their diverse backgrounds in mergers and acquisitions, real estate, legal, finance, capital markets, and engineering. The Panamera team possesses some of the strongest skill sets and connections across all segments of the industry. Our projections reflect a 100% increase in current revenue and assets in the first full year of operation.”

Bill Van Pelt IV, a principal of Arsham Holdings, will be joining the Panamera team to oversee strategic and internal corporate development. Van Pelt will bring a deep knowledge and unsurpassed attention to detail to Panamera. He is especially adept at identifying latent business planning and tax issues, assessing their impact on a company and its stakeholders, and implementing of strategies to improve operating performance.

Bill Van Pelt IV said: “We believe in environmental integrity and manufacturing in the United States. Our group understands entrepreneurs and private enterprises, has tremendous resources to offer, and a long history of entrepreneurial success.”

Panamera Holdings is headquartered in The Benjamin Building, a restored 1920s apartment structure in Houston’s Midtown District. The Benjamin is listed on the National Register of Historic Places, is a Recorded Texas Historic Landmark, and is a City of Houston designated landmark.

ABOUT PANAMERA HOLDINGS CORPORATION

Panamera Holdings Corporation is publicly traded on OTC under the symbol “PHCI.” The company will operate across the complete spectrum of the metals recycling industry, including aluminum buying, selling, and tolling through its subsidiary, Panamera Metals Group. Panamera Holdings Corporation is building relationships with recycling, metals, service, and manufacturing businesses to expand operations and capabilities and develop people through synergies with like-minded firms.

ABOUT ARSHAM ALUMINUM ALLOYS, LLC

Arsham Aluminum Alloys, LLC is a Houston-based aluminum smelting company operating under its parent company, Arsham Holdings, Inc. Arsham Aluminum Alloys generated over $7.3 million in revenue in 2021 utilizing over $9.0 million of invested equity. Arsham Aluminum Alloys purchases secondary aluminum scrap metal and produces aluminum alloys, including ingots, sows, and tolled aluminum. Arsham’s predecessor company was founded by Sheldon Arsham in 1994.

INQUIRE AND CONNECT

Strategic Partnerships	Bill Van Pelt IV, Chief Development Officer 713-289-6285 partnerships@panameraholdings.com

Written inquiries	Panamera Metals Group The Benjamin Building 1218 Webster St. Houston, TX 77002

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